Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated April 14, 2023, which includes an explanatory paragraph relating to Coliseum Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Coliseum Acquisition Corp. as of and for the year ended December 31, 2022, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ RBSM LLP

New York, New York
January 30, 2025